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                                                                      Exhibit 21


              CONSOLIDATED WATER CO. LTD. AND SUBSIDIARY COMPANIES

                         Subsidiaries of the Registrant


     The following list includes all of the Registrant's wholly-owned subsidiaries as of December 31, 2001. All subsidiaries of the Registrant appearing in the following table are included in the consolidated financial statements of the Registrant.

     Name of Subsidiary                      Jurisdiction of Incorporation
     ------------------                      -----------------------------

     Belize Water Ltd.                       Belize
     Commonwealth Water Limited(1)           Bahamas
     Cayman Water Company Limited(1)         Cayman Islands
     Hurricane Hideway Ltd.(1)               Cayman Islands


(1) Dormant companies, with no operations, assets and liabilities.